Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-109596

$300,000,000

PROSPECTUS

INTEGRATED CIRCUIT SYSTEMS, INC.

Debt Securities, Preferred Stock, Common Stock and Debt and Equity Warrants

We may offer to sell from time to time:

•	Debt Securities;

•	Preferred Stock, par value $.01 per share;

•	Common Stock, par value $.01 per share;

•	Debt and Equity Warrants.

This prospectus provides a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that contain more specific information about the offering and the terms of the securities. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

The securities may be sold directly to you through agents which we may select or through underwriters and dealers which we may select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is traded on the Nasdaq National Market under the symbol ICST. On October 7, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $33.50 per share.

Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 2 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 21, 2003

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent. Neither this prospectus nor the accompanying prospectus supplement constitutes an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The industry statistical data presented in this prospectus, except where otherwise noted, have been compiled from industry sources. Although we have not independently verified the data, we believe that the information provided by such industry sources in this prospectus is reliable. In addition, statistical data relating to us presented in this prospectus have been compiled from our internal surveys and schedules, which, while believed by us to be reliable, have not been verified by any independent sources.

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PROSPECTUS SUMMARY

This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and related notes, before deciding to invest in our securities.

INTEGRATED CIRCUIT SYSTEMS, INC.

Integrated Circuit Systems, Inc. began by designing and marketing custom application specific integrated circuits (“ASICs”) for various industrial customers. In particular, we were noted for our unique expertise in designing products with both analog and digital, or “mixed-signal”, technology. By 1988, we had adopted a strategy of developing proprietary integrated circuits (“ICs) for frequency timing generators or silicon timing devices, using our mixed-signal expertise, which provide the timing signals or “clocks” necessary to synchronize high performance electronic systems. Clocks have been replacing the multiple crystal oscillators and other peripheral circuitry previously used to generate and synchronize timing signals, thus providing savings in board space, power consumption and cost. Our clock products were initially used in video graphics applications in personal computers (“PCs”), but subsequently expanded to many different end markets such as computing, digital consumer, communications, and military.

We supply a broad line of timing products to the computing market for use in PC motherboard and peripheral applications. These silicon timing devices control multiple processes by providing and synchronizing the timing of the computer system, including signals from the video screen, graphics controller, memory, keyboard, microprocessor, disk drives and communication ports.

Other applications such as games consoles, digital set-top boxes, digital cameras, flat panel displays, and digital televisions are some of the markets addressed in the digital consumer business. Crystal oscillators have traditionally served the timing requirements of these products. Crystal oscillators are predominately quartz-based crystals that resonate at a single set frequency. In situations where a single clock can replace multiple crystal oscillators, clocks have emerged as both more cost effective and technologically superior solutions than the crystal-based standard. We view the crystal-based oscillator market as a future growth opportunity, as our clock products provide viable alternatives to the present crystal-based standard. Several application segments are leading the conversion from crystal oscillators to silicon timing devices, including telecom and networking equipment and mass storage systems.

Because of this we have further extended into communications, which needs higher performance clocking solutions supporting networking, telecommunications, workstation and high end server applications. Additionally we now offer surface acoustic wave (“SAW”) technology to develop high performance products for telecommunications and wireless infrastructure markets. SAW based products offer technology that includes fixed-frequency and voltage-controlled oscillators, phase-locked loops, synthesizers and clock distribution modules. These technologies service the high performance needs of both the communications and military markets.

We were incorporated under the laws of the Commonwealth of Pennsylvania on June 8, 1976. Our principal executive office is located at 2435 Boulevard of the Generals, Norristown, Pennsylvania, 19403, and our telephone number is (610) 630-5300. We maintain a website on the Internet at www.icst.com. Our website and the information it contains shall not be deemed to be part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” and our financial statements and related notes contained in our most recent quarterly and annual reports filed with the SEC, before deciding to invest in our securities.

References in this prospectus to “ICS,” “we,” “our,” and the “Company” refer to Integrated Circuit Systems, Inc. and its consolidated subsidiaries and their respective predecessors.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes, including, but not limited to, repaying or refinancing debt or other corporate obligations; acquisitions; working capital; capital expenditures; repurchases and redemptions of securities; and/or any other purpose permitted under our credit facility. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the following factors in addition to the other information set forth in this prospectus in analyzing an investment in the securities offered hereby. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also inadvertently impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations will likely suffer. In such case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

Our future operating results are likely to fluctuate and therefore may fail to meet expectations, which would cause our stock price to decline.

Our operating results have varied in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and might fail to meet our expectations for a number of reasons. Any failure to meet expectations could cause our stock price to significantly fluctuate or decline.

Factors that could cause our operating results to fluctuate that relate to our internal operations include:

•	the need for continual, rapid new product introductions;

•	changes in our product mix; and

•	our inability to adjust our fixed costs in the face of any declines in sales.

Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

•	the timing of significant product orders, order cancellations and rescheduling;

•	the availability of production capacity and fluctuations in the manufacturing yields at third parties’ facilities that manufacture our devices; and

•	the cost of raw materials and manufacturing services from our suppliers.

Downturns in the business cycle could reduce our revenues and the profitability of our business.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. This industry has experienced significant downturns, which have been characterized by diminished product demand, production overcapacity, high inventory levels, accelerated erosion of average prices and industry-wide fluctuations in the demand for semiconductors, which have resulted in under-utilization of design capacity. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our ICs. Such shortages could have a material adverse effect on our business and operating results.

Our markets may experience severe and prolonged downturns in the future. According to the Semiconductor Industry Association (“SIA”), calendar year 2001 was the most severe year ever in the semiconductor industry, experiencing a 32% decline. However, sales began to turn towards the end of calendar year 2001 and growth for calendar year 2002 was 1.3%. The projected compounded annual growth rate for calendar years 2003-2006, per the SIA, is forecasted to be 9.6%.

The markets for our products depend on continued demand for PCs, communications equipment and consumer electronics. There can be no assurance that these end-user markets will not experience changes in demand that will adversely affect our business.

Our inability to introduce new products based on the latest technology could adversely affect our business.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Product life cycles are continually becoming shorter, which may cause the gross margins of semiconductor products to decline as the next generation of competitive products is introduced. Therefore, our future success is highly dependent upon our ability to continually develop new products using the latest and most cost-effective technologies, introduce our products in commercial quantities to the marketplace ahead of the competition and have our products selected for inclusion in products of leading systems manufacturers’ products. We cannot assure you that we will be able to regularly develop and introduce such new products on a timely basis or that our products, including recently introduced products, will be selected by systems manufacturers for incorporation into their products. Our failure to design and develop such new products, to have our products available in commercial quantities ahead of competitive products or to have our products selected for inclusion in products of systems manufacturers would have a material adverse effect on our results of operations and financial condition.

Rapidly changing technology and continuing process development characterize the market for communications applications. Our future success in the communications applications market depends in part on our ability to design and produce products that meet the changing needs of customers in this market. We can not assure you that we will be able to regularly develop and introduce products that will be selected by communications applications manufacturers for incorporation into their products.

Our business is very competitive and increased competition could adversely affect us.

The semiconductor and PC component industries are intensely competitive. Our ability to compete depends heavily upon elements outside our control, such as general economic conditions affecting the semiconductor and PC industries and the introduction of new products and technologies by competitors. Many of our competitors and potential competitors have significant financial, technical, manufacturing and marketing resources. These competitors include major multinational corporations possessing worldwide wafer fabrication and integrated circuit production facilities and diverse, established product lines. Competitors also include emerging companies attempting to obtain a share of the existing market for our current and proposed products. We also compete with alternative timing solutions, such as crystal oscillators. To the extent that PCs, communications equipment and consumer electronics original equipment manufacturers, or OEMs, choose to install crystal oscillators as timing devices in their products, demand for our products may decline. To the extent that our products achieve market acceptance, competitors typically seek to offer competitive products or embark on pricing strategies, which, if successful, could have a material adverse effect on our results of operation and financial condition.

We depend on the PC Industry and our business could be adversely affected by a decline in the PC market.

A substantial portion of the sales of our products depends largely on sales of PCs and peripherals for PCs. The PC industry is subject to price competition, rapid technological change, evolving standards, short product life cycles and continuous erosion of average selling prices. Should the PC market decline or experience slower growth, then a decline in the order rate for our products could occur. A downturn in the PC market could also affect the financial health of some of our customers, which could affect our ability to collect outstanding accounts receivable from such customers.

Our inability to obtain wafers and assemblers could seriously affect our operations.

We currently rely on many assemblers for the manufacture of the silicon wafers from which our finished ICs are manufactured and for the packaging of finished ICs. We cannot assure you that we will be able to obtain adequate quantities of processed silicon wafers within a reasonable period of time or at commercially reasonable rates. In the past, the semiconductor industry has experienced disruptions from time to time in the supply of processed silicon wafers due to quality or yield problems or capacity limitations. Two outside foundries manufacture virtually all of our wafers. If one or more of these foundries is unable or unwilling to produce adequate supplies of processed wafers on a timely basis, it could cause significant delays and expense in locating a new foundry and redesigning circuits to be compatible with the new manufacturer’s processes and, consequently, could have a material adverse effect on our results of operations and financial condition. We also rely upon third parties for the assembly of our finished integrated circuits from processed silicon wafers. We currently rely on three assemblers, two of which produce most of our finished integrated circuits. While we believe that there is typically a greater availability of assemblers than silicon wafer foundries, we could nonetheless incur significant delays and expense if one or more of the assemblers upon which we currently rely is unable or unwilling to assemble finished integrated circuits from silicon wafers.

If we lose any customers, our sales could decline.

Our 10 largest OEM end customers accounted for approximately 50% of our total revenue in fiscal year 2003. Maxtek Technology Co. Ltd. and Lacewood Corporation, overseas distributors in Taiwan, China and Hong Kong, who are commonly controlled, accounted for 20% and 21% of our fiscal year 2003 revenue, respectively. These international distributors sell to approximately 130 OEM end customers. Because we are dependent upon continued revenue from OEM end customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our sales to decline significantly. There is no guarantee that we will be able to retain any of our customers. In addition, our customers may materially reduce the amount of product ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time.

If we fail to accurately forecast demand for our products, we may have large amounts of unsold products or we may not be able to fill all orders.

We provision semiconductors based primarily on our internal forecasts, and secondarily on existing orders, which may be cancelled under many circumstances. Consequently, we depend on our forecasts to determine inventory levels for our products. Because our markets are volatile and subject to rapid technological and price changes, our forecasts may be wrong, and we may make too many or too few of certain products. Also, our customers frequently place orders requesting product delivery almost immediately after the order is made, which makes forecasting customer demand even more difficult. The above factors also make it difficult to forecast quarterly operating results. If we are unable to predict accurately the appropriate amount of product required to meet customer demand, our business, financial condition and results of operations could be seriously harmed.

Our business could be adversely affected by changes in political and economic conditions abroad.

For the fiscal years 2003, 2002, and 2001, we generated approximately 74.6%, 78.6% and 71.0% of our revenue, respectively, from international markets. These sales were generated primarily from customers in the Pacific Rim region and included sales to foreign corporations, as well as to foreign subsidiaries of U.S. corporations. Certain of our international sales are to customers in the Pacific Rim region, who in turn sell some of their products to North America, Europe and other non-Asian markets. In addition, two of our wafer suppliers and all of our assemblers are located in the Pacific Rim region. There can be no assurance that the effect of an economic crisis on our suppliers will not impact our wafer supply or assembly operations, or that the effect on our customers in that region will not adversely affect both the demand for our products and the collectibility of our receivables. Our international business activities in general are subject to a variety of potential risks resulting from certain political, economic and other uncertainties including, without limitation, political risks relating to a substantial number of our customers being in Taiwan. Certain aspects of our operations are subject to governmental regulations in the countries in which we do business, including those relating to currency conversion and repatriation, taxation of our earnings and earnings of our personnel, and our use of local employees and suppliers. Our operations are also subject to the risk of changes in laws and policies in the various jurisdictions in which we do business, which may impose restrictions on us. We cannot determine to what extent our future operations and earnings may be affected by new laws, new regulations, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the U.S. Our activities outside the U.S. are subject to additional risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange, even though business is denominated in U.S. dollars. Additionally, worldwide semiconductor pricing is influenced by currency fluctuations and the devaluation of foreign currencies could have a significant impact on the prices of our products if our competitors offer products at significantly lower prices in an effort to maximize cash flows to finance short-term, dollar denominated obligations; such devaluation could also impact the competitive position of our customers in Taiwan and elsewhere, which could impact our sales. Currently, we do not engage in currency hedging activities as all transactions are denominated in U.S. dollars.

We may make acquisitions, which could subject us to a number of operational risks.

In order to grow our business and maintain our competitive position, we may acquire other businesses in the future. We cannot predict whether or when any acquisitions will occur. Acquisitions commonly involve certain risks, and we cannot assure you that any acquired business will be successfully integrated into our operations or will perform as we expect. Any future acquisitions could involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management’s attention from other business concerns. Furthermore, we may issue equity securities or incur debt to pay for any future acquisitions. If we issue equity securities, your percentage of ownership of our company would be reduced. If we issue debt securities, our financial condition may be strained by the requirement to pay interest and other debt-related costs. In addition, our operations may be restricted by the covenants associated with these debt securities. We may also enter into joint venture transactions. Joint ventures have the added risk that the other joint venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives. We may also have to fulfill our joint venture partners’ economic or other obligations if they fail to do so.

Our inability to secure and protect our intellectual property, and/or the effort of third parties to enforce their own intellectual property rights against us, has in the past resulted and may in the future result in costly and time-consuming litigation.

We hold several patents as well as copyrights, mask works and trademarks with respect to various products and expect to continue to file applications in the future as a means of protecting our technology and market position. In addition, we seek to protect our proprietary information and know-how through the use of trade secrets, confidentiality agreements and other similar security measures. With respect to patents, there can be no assurance that any applications for patent protection will be granted, or, if granted, will offer meaningful protection. Additionally, there can be no assurance that competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our products, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology. The occurrence of any such events could have a material adverse effect on our results of operations and financial condition.

Patents covering a variety of semiconductor designs and processes are held by various companies. We have from time to time received, and may in the future receive, communications from third parties claiming that we might be infringing certain of such parties’ patents and/or other intellectual property rights. Any infringement claim or other litigation against or by us could have a material adverse effect on our results of operations and financial condition.

Virtually all of our key engineers worked at other companies or at universities and research institutions before joining us. Disputes may arise as to whether technology developed by such engineers was first discovered when they were employed by or associated with other institutions in a manner that would give third parties rights to such technology superior to our rights, if any. Disputes of this nature may arise in the future, and there can be no assurance that we will prevail in these disputes. To the extent that consultants, vendors or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may also arise as to the proprietary rights to such information, which may not be resolved in our favor.

Loss of certain key members of our management or inability to attract and retain skilled personnel could negatively impact our business prospects.

We are dependent upon our ability to attract and retain highly skilled technical and managerial personnel. We do not maintain “key man” life insurance on Mr. Tan or any of our other technical or managerial personnel. We believe that our future success in developing marketable products and achieving a competitive position will depend in large part upon whether we can attract and retain skilled personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining the personnel we require to successfully develop new and enhanced products and to continue to grow and operate profitably. Furthermore, retention of technical and engineering personnel in our industry typically requires us to present competitive compensation packages, including stock option grants.

Some of our products may be subject to product liability claims.

Certain of our custom IC products are sold into medical markets for applications, such as hearing aids. Although we believe that exposure to third-party claims has been minimized, there can be no assurance that we will not be subject to third-party claims in these or other applications or that any indemnification or insurance available to us will be adequate to protect us from liability. A product liability claim, product recall or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on our results of operations and financial condition.

Provisions of our charter documents and Pennsylvania law could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

Provisions of our articles of incorporation and by-laws may inhibit changes in control of our company not approved by our board of directors and would limit the circumstances in which a premium may be paid for the common stock in proposed transactions, or a proxy contest for control of the board may be initiated. These provisions provide for:

•	the authority of our board of directors to issue, without shareholder approval, preferred stock with such terms as our board of directors determines;

•	classified board of directors;

•	a prohibition on shareholder action through written consents;

•	a requirement that special meetings of shareholders be called only by our chief executive officer or board of directors; and

•	advance notice requirements for shareholder proposals and nominations.

Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 prohibits certain transactions with a 20% shareholder, an “ interested shareholder,” for a period of five years after the date any shareholder becomes an interested shareholder unless the interested shareholder’s acquisition of 20% or more of the common stock is approved by our board of directors. This provision may discourage potential acquisition proposals and limit the circumstances in which a premium may be paid for our company.

The stock prices of technology companies such as ours are highly volatile and could drop unexpectedly.

The public markets have experienced volatility that has particularly affected the market prices of securities of many technology companies for reasons that have often been unrelated to operating results. During the course of the preceding twelve months ended June 28, 2003 the market price of our common stock traded within a range of $11.64 to $33.20 per share. This volatility may adversely affect the market price of our common stock and our visibility and credibility in the markets.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are or will be incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the conditions in the semiconductor and semiconductor capital equipment industries, our operations, economic performance and financial condition, including in particular, statements relating to our business and growth strategy and product development efforts. The words “believe,” “expect,” “anticipate,” “intend” and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under this “Risk Factors” section and elsewhere in this prospectus and other risks and uncertainties indicated from time to time in our filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended
	July 3, 1999	July 1, 2000	June 30, 2001	June 29, 2002	June 28, 2003
Ratio of earnings to fixed charges	9.76x	1.51x	100.37x	27.17x	35.76x

For purposes of calculating the ratio of earnings to fixed charges, earnings represents income (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consists of interest expense including amortization of financing costs and bond premiums and the portion of operating rental expense which we believe is representative of the interest component of rent expense.

DESCRIPTION OF SECURITIES

General Matters

We are a Pennsylvania corporation, subject to the provisions of the Pennsylvania Business Corporation Law of 1988. The total amount of our authorized capital stock consists of 300,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of September 19, 2003, we had 70,752,077 shares of common stock and no other shares of any series of preferred stock outstanding. As of September 19, 2003, we had approximately 176 shareholders of record and an estimated 7,000 beneficial owners of our common stock and no shareholders of record of our preferred stock. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated articles of incorporation and our amended and restated by-laws, which are included as exhibits to our registration statement on Form S-1 filed with the SEC on May 22, 2000, and by the provisions of applicable law.

The amended and restated articles and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors.

Common Stock

The issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of shareholders.

The common stock is included on the Nasdaq National Market under the symbol “ICST.”

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our articles of incorporation, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without shareholder approval. Prior to the issuance of shares of each series, the board of directors is required by the Pennsylvania Business Corporation Law and our articles of incorporation to adopt resolutions and file a certificate of designation with the Secretary of the Commonwealth of Pennsylvania. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered by this prospectus will, when issued, be validly issued, fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests. Depending upon the terms of preferred stock established by our board of directors, any or all series of preference shares could have preferences over our common stock with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.

We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Issuances of preference stock are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems the stock of the company may then be quoted or listed.

Warrants

This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

We may issue warrants for the purchase of debt securities, preferred stock or common stock, which we will collectively refer to as the “securities warrants.” Securities warrants may be issued alone or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. We will file with the prospectus supplement, or as an exhibit to a document to be incorporated by reference into the prospectus supplement, the forms of securities warrant agreements and the certificates representing the securities warrants. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

General

If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

•	the designation and terms of any series of debt securities or preferred stock with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock or share of common stock;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or series of debt securities or preferred stock;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

If securities warrants for the purchase of preferred stock or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of the series of debt securities or preferred stock with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock or share of common stock;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or series of debt securities or preferred stock;

•	the number of shares of preferred stock or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock or common stock will be in registered form only. A holder of securities warrant certificates may:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, the holder of these securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the indenture. Until any securities warrants to purchase preferred stock or common stock are exercised, holders of these securities warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

A holder of securities warrants may exercise them by following the general procedure outlined below:

•	delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

•	delivering the securities warrant certificate representing the securities warrants to the securities warrant agent within five business days of the securities warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if holders of a majority of the then-outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions described below, or if we distribute rights or warrants to all holders of common stock, excluding those rights or warrants referred to in the bullet point above.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

Debt Securities

This section describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities we will provide the specific terms of the series in a prospectus supplement. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities will be issued under an indenture between us and the trustee named in the applicable prospectus supplement. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

We have summarized the material terms and provisions of the indenture in this section. We have also filed the form of the indenture as an exhibit to the registration statement. You should read the form of indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The debt securities will be our direct obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. See Indenture, Section 301.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•	the maturity date of the debt securities;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities, and whether the interest rate will be fixed or variable;

•	the method used to determine the rate at which the debt securities will bear interest;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date;

•	any circumstances under which we may defer interest payments;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any mandatory redemption or sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	whether the debt securities will be secured or unsecured;

•	any subordination provisions;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	if the debt securities will be convertible into or exchangeable for our common stock, preferred stock, or other debt securities at our option or the option of the holders, the provisions relating to such conversion or exchange;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any changes to or additional events of default or covenants;

•	whether we will issue the debt securities in whole or in part in the form of global securities and, if so, the depositary for those global securities;

•	any special tax implications of the debt securities;

•	any provisions relating to any security provided for the debt securities; and

•	any other terms of the debt securities. See Indenture, Section 301.

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. If we ever issue bearer securities, we will summarize provisions of the indenture that relate to bearer securities in the applicable prospectus supplement. See Indenture, Section 302.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. See Indenture, Section 1002. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than five business days before the date of the interest payment. See Indenture, Section 307. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. See Indenture, Section 305.

Covenants

We will describe in the prospectus supplement any restrictive covenants applicable to an issue of debt securities.

Conversion and Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which the debt securities are convertible or exchangeable into common stock or preferred stock. Those terms will include:

•	whether the debt securities are convertible into or exchangeable for common stock or preferred stock;

•	the conversion price or exchange ratio, or manner of calculation;

•	the conversion or exchange period;

•	provisions regarding whether conversion or exchange will be at our option or at the option of the holders;

•	the events requiring an adjustment of the conversion price or exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Consolidation, Merger or Sale

We may not consolidate or merge with or into any other corporation or convey, transfer, or lease substantially all of our assets, unless:

•	the resulting or acquiring corporation, if other than us, is an entity organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia, and expressly assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, no event of default exists; and

•	we deliver an officer’s certificate to the trustee stating that any such transaction is in compliance with the terms of the indenture. See Indenture, Section 801.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. See Indenture, Section 802.

Events of Default

Unless otherwise stated in the applicable prospectus supplement, an “event of default,” when used in the indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment on debt securities of that series when due;

•	failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created. See Indenture, Section 501.

If an event of default (other than a bankruptcy, insolvency or reorganization event) for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration. If a bankruptcy, insolvency or reorganization event results in a default, the entire principal of all the debt securities of that series shall become due and payable immediately without the need for any declaration or other action by the trustee or the holders. See Indenture, Sections 502.

The prospectus supplement relating to each series of debt securities that are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers’ certificate with the trustee each year that states that certain defaults do not exist under the terms of the indenture. See Indenture, Section 1008. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. See Indenture, Section 602.

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. See Indenture, Sections 601, 603. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. See Indenture, Sections 512, 603.

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

•	the trustee has not started the proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with the request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. See Indenture, Section 507.

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce the payment. See Indenture, Section 508.

Modification and Waiver

Under the indenture, we and the trustee can modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. However, we may not, without the consent of the holder of each debt security affected:

•	change the stated maturity date of any payment of principal or interest;

•	reduce certain payments due on the debt securities;

•	change the place of payment or currency in which any payment on the debt securities is payable;

•	limit a holder’s right to sue us for the enforcement of certain payments due on the debt securities;

•	reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

•	limit a holder’s right, if any, to repayment of debt securities at the holder’s option; or

•	modify any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture. See Indenture, Section 902.

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series waive compliance by us with certain restrictive covenants of the indenture and waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. See Indenture, Sections 1007, 513.

Defeasance

At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. See Indenture, Sections 1301, 1302. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or U.S. government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities. See Indenture, Section 1304.

As used above, “U.S. government obligations” mean, in general, securities that are:

•	direct obligations of the United States that are backed by its full faith and credit; or

•	obligations of an agent or instrumentality of the United States that are guaranteed by the full faith and credit of the United States.

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series (except for obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. See Indenture, Sections 1302, 1305.

Under federal income tax law, a deposit and discharge as described above may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between:

•	the holder’s cost or other tax basis for the debt securities, and

•	the value of the holder’s interest in the trust.

Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “Substitution of Collateral” below. You are urged to consult your own tax advisers as to the specific consequences of a deposit and discharge as described above, including the applicability and effect of tax laws other than federal income tax law.

At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. See Indenture, Sections 1301, 1302, 1303. If we so provide and we make the deposit described above:

•	we will not have to comply with the following restrictive covenants contained in the indenture:

•	“Company May Consolidate, Etc. Only on Certain Terms” (See Indenture, Section 801);

•	“Restrictions on Secured Debt and Restrictions on Sale” and “Leaseback Transactions” (See Indenture, Sections 1005, 1006); and

•	any other covenant we designate when we establish the series of debt securities; and

•	we will not have to treat as events of default under the indenture the events described in the fourth bullet point under the heading “Events of Default”, as they relate to covenants listed above that have been defeased and no longer are in effect, and any other events of default that we determine, when we establish the series of debt securities, are subject to defeasance.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect. See Indenture, Section 1303.

Limited Liability of Some Persons

No past, present or future shareholder, incorporator, employee, officer or director of ours or any successor corporation or any of our affiliates will have any personal liability for our obligations under the indenture or the debt securities because of his, her or its status as a shareholder, incorporator, employee, officer or director. See Indenture, Section 1401.

Other Provisions of the Amended and Restated Articles of Incorporation and By-laws

The amended and restated articles of incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual shareholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

The amended and restated articles of incorporation provides that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting. The amended and restated articles of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the shareholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by our Chief Executive Officer. Shareholders will not be permitted to call a special meeting or to require the board to call a special meeting.

The by-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a shareholder who was shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such shareholder’s intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Provisions of Pennsylvania Law Governing Business Combinations

Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law prohibits, subject to certain exceptions, a “business combination” with a shareholder or group of shareholders (and certain affiliates and associates of such shareholders) from beneficially owning more than 20% of the voting power of a public corporation, an “interested shareholder,” for a five-year period following the date on which the holder became an interested shareholder unless the interested shareholder’s acquisition of 20% or more of the common stock is approved by our Board of Directors. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of the shareholders as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•	the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;

•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

•	the resources, intent and conduct of any person seeking to acquire control of us; and

•	all other pertinent factors.

Section 1715 further provides that any act of our Board of Directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

The restated articles limit the liability of directors to the fullest extent permitted by the Pennsylvania Business Corporation Law. In addition, the restated articles provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers providing for indemnification of such persons to the fullest extent permitted by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to a limited number of institutional purchasers or to a single purchaser; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and the firm’s compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities. Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common shares, which are listed on the Nasdaq National Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Pepper Hamilton LLP.

EXPERTS

The financial statements of Integrated Circuit Systems, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 28, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 0-19299). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W. Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this prospectus, except to the extent that the information is superseded by information in this prospectus. This prospectus incorporates by reference the following:

•	Our annual report on Form 10-K for the fiscal year ended June 28, 2003.

•	Our current report on Form 8-K filed on July 30, 2003.

•	Our proxy statement on Schedule 14A for our annual meeting of shareholders filed September 26, 2003.

•	The description of our common stock contained in our Form 8-A registration statement filed on March 27, 2000.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus), you should call or write to Integrated Circuit Systems, Inc., 2435 Boulevard of the Generals, Norristown, Pennsylvania, 19403, (610) 630-5300, attn: Chief Financial Officer. We will provide these documents, without charge, by first class mail.